Exhibit 99.1

FOR IMMEDIATE RELEASE

Javelin Pharmaceuticals, Inc. Reports First Quarter 2009 Results and Corporate Highlights

CAMBRIDGE, Mass., May 7, 2009 (BUSINESS WIRE) -- Javelin Pharmaceuticals, Inc. (NYSE Amex: JAV - News), a leading developer of novel acute care pain products, today reported its unaudited financial results for the first quarter ended March 31, 2009.

Financial highlights for the three months ended March 31, 2009:

❖	Ended the first quarter with $17.3 million in cash, cash equivalents and long-term investments

❖	Net loss increased to approximately $14.8 million, or $0.24 per share, in the first quarter of 2009 from approximately $9.8 million, or $0.20 per share, in the first quarter of 2008

❖	Non-cash stock based compensation expense for the three months ending March 31, 2009 was approximately $0.7 million, or $0.01 per share, as compared to $0.8 million, or $0.02 per share impact on operations for 2008

❖	In January we signed a License and Commercialization agreement with Therabel Pharma NV (“Therabel”) to sell Dyloject® in the U.K. and Europe. As a result of the transaction, in February 2009, we received an upfront payment of $7.0 million and in April 2009, we received approximately $1.7 million for the sales of our existing Dyloject inventory to Therabel. Moreover, the partnering agreement also provides for the potential of up to $59.5 million sales and regulatory milestones payments and royalties on sales of Dyloject in the U.K. and EU.

Financial Performance

For the first quarter ended March 31, 2009, we recorded product revenue of approximately $188 thousand consisting entirely of sales of Dyloject to hospitals in the U.K. Dyloject sales for the quarter were recorded from January 1, 2009 through February 7, 2009, the closing date of the Therabel transaction. In the first quarter of 2008, product revenue was approximately $66 thousand. As a result of licensing our U.K. and EU marketing rights of Dyloject to Therabel, we do not expect to generate any additional product revenue beyond the sale of our existing inventory to Therabel in 2009.

Javelin recognized partner revenue consisting of product sales and amortization of partner milestone payments related to our transaction with Therabel. For the three months ended March 31, 2009, we recorded $1.7 million in product sales to Therabel and recorded $0.2 million in amortization of partner milestone payments, which represents the portion of the $7.0 million upfront fee which was recorded as deferred revenue and is being recognized on a straight-line basis over our estimated performance period under the agreement, which we expect to extend through November 2014. Javelin did not record any partner revenue over the similar period in 2008.

For the three months ended March 31, 2009, our cost of product revenues was approximately $1.9 million, as compared to approximately $50 thousand over the similar period in 2008.

Research and development expenses for the three months ended March 31, 2009 were $11.8 million as compared to $5.7 million for the same period in 2008. Total research and development expenses increased due to increased clinical trial expenses for Dyloject and EreskaTM of $7.4 million as well as additional consulting, regulatory and other costs. This amount was offset by a decrease in manufacturing-related costs of approximately $1.2 million over the comparative period as expenses in the first quarter of 2008 included the costs related to the scale up and validation of our secondary supplier of Dyloject. Additionally, Javelin had lower employee costs due to reduced headcount in the first quarter of 2009.

Selling, general and administrative expenses for the three months ended March 31, 2009 were $3.0 million, compared to $4.5 million for the first quarter of 2008. The decrease over the comparable period in 2008 was due primarily to a $1.2 million reduction in sales and marketing costs as a result of the conclusion of sales and marketing activities after the Therabel transaction. In addition, the company decreased general and administrative costs due to cost saving initiatives instituted across the Company.

Selected Financials

JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$15,759,149	$20,057,937
Accounts receivable, product sales	191,446	470,288
Accounts receivable, product sales to partner	1,723,181	-
Inventory	767,921	1,847,904
Prepaid expenses and other current assets	1,215,813	511,820
Total current assets	19,657,510	22,887,949
Long term marketable securities	1,561,311	1,586,910
Fixed assets, at cost, net of accumulated depreciation	1,111,692	1,195,670
Intangible assets, net of accumulated amortization	3,333,195	3,480,248
Other assets	154,619	154,918
Total assets	$25,818,327	$29,305,695

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$11,928,420	$8,119,006
Deferred revenue, current portion	1,204,301	-
Deferred lease liability	486,362	513,519
Total current liabilities	13,619,083	8,632,525
Deferred revenue, noncurrent	5,620,072	-
Total liabilities	19,239,155	8,632,525

Commitments and contingencies	-	-

Stockholders' Equity
Preferred stock, $0.001 par value, 5,000,000
shares authorized; as of March 31, 2009 and
December 31, 2008, none of which are outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized as of March 31, 2009 and December 31, 2008; 60,649,358
shares issued and outstanding as of
March 31, 2009 and December 31, 2008, respectively	60,649	60,649
Additional paid-in capital	175,240,135	174,534,897
Other comprehensive income (loss)	(27,010)	10,383
Deficit accumulated during the development stage	(168,694,602)	(153,932,759)
Total stockholders' equity	6,579,172	20,673,170

Total liabilities and stockholders' equity	$25,818,327	$29,305,695

JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Product revenue	$188,172	$65,793
Partner revenue	1,898,808	-
Government grants and contracts	-	-
Total Revenues	2,086,980	65,793
Costs and expenses
Costs of revenue	1,912,624	49,907
Research and development	11,846,071	5,665,450
Selling, general and administrative	3,046,303	4,476,271
Depreciation	83,872	40,753
Total costs and expenses	16,888,870	10,232,381
Operating loss	(14,801,890)	(10,166,588)
Other income:
Interest income	29,534	357,020
Other income, net	10,513	36,603
Total other income, net	40,047	393,623
Loss before income tax provision	(14,761,843)	(9,772,965)
Income tax provision	-	-
Net loss attributable to common stockholders	$(14,761,843)	$(9,772,965)
Basic and diluted	$(0.24)	$(0.20)
Weighted average shares	60,422,317	48,790,508

About Javelin Pharmaceuticals, Inc.

With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the acute pain management market. The Company has one marketed drug in the UK and three drug candidates in US Phase 3 clinical development. For additional information about Javelin, please visit the Company's website at
http://www.javelinpharmaceuticals.com.

Forward Looking Statement

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

JAV-E

SOURCE: Javelin Pharmaceuticals, Inc.

Javelin Pharmaceuticals, Inc.

Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharma.com
or
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com